Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 28, 2012, relating to the consolidated financial statements and financial statement schedule of Progress Energy, Inc. and subsidiaries for the year ended December 31, 2011, appearing in the Current Report on Form 8-K, dated March 2, 2012, of Duke Energy Corporation, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Charlotte, North Carolina

December 6, 2013